Exhibit 10.13
SUMMARY OF DIRECTOR COMPENSATION PROGRAM
     Each member of the Company’s board of directors who is not an employee will receive the following cash compensation for board services, as applicable:
•	$17,500 per year for service as a board member;

•	$7,500 per year for service as chairman of the audit committee;

•	$2,500 per year for service as chairman of the compensation committee or the nominating and corporate governance committee;

•	$1,500 for each board meeting attended in person ($750 for meetings attended by video or telephone conference);

•	$1,500 for each audit or compensation committee meeting attended by the chairman of such committee in person ($750 for meetings attended by video or telephone conference); and

•	$1,000 for each committee meeting attended in person by members who are not chairman of such committee ($500 for meetings attended by video or telephone conference).
     The foregoing annual payments will be made on the date of the Company’s annual meeting of stockholders beginning in calendar 2007 and for years thereafter, and per-meeting payments will be made for meetings occurring on or after the date of the closing of the Company’s initial public offering.
     Each member of the Company’s board of directors who is not an employee will receive the following equity compensation for board services, as applicable:
•	Upon election to the board of directors, a stock option grant to purchase 16,313 shares of common stock pursuant to the Company’s 2006 Equity Incentive Plan; and

•	On the date of each annual meeting of our stockholders beginning in 2007, a stock option grant to purchase 8,156 shares of common stock pursuant to the Company’s 2006 Equity Incentive Plan, for each non-employee director who has served as a non-employee director for at least six months prior to that annual meeting.